Exhibit 99.1

Contact: Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $3.4 Million in Fourth Fiscal Quarter and $10.5 Million For Fiscal Year 2021

Vancouver, WA – April 29, 2021 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $3.4 million, or $0.15 per diluted share, in the fourth fiscal quarter ended March 31, 2021, compared to $4.0 million, or $0.18 per diluted share, in the preceding quarter, and $2.9 million, or $0.13 per diluted share, in the fourth fiscal quarter a year ago. For fiscal 2021, net income was $10.5 million, or $0.47 per diluted share, compared to $15.7 million, or $0.69 per diluted share, in fiscal 2020.
“We reported strong fourth quarter and fiscal year end results, with solid revenue generation, substantial deposit growth, and controlled operating expenses,” stated Kevin Lycklama, president and chief executive officer. “In addition to our solid financial performance, the takeaway from the fiscal year is how our entire team came together, persevered and did an outstanding job supporting our clients and servicing their financial needs during a very difficult time. During the quarter, asset quality continues to be very strong with loan modifications decreasing again, and our allowance for loan losses remains robust. While there still remains some uncertainty in the overall economy, with improving consumer confidence, lower levels of unemployment and the robust vaccine rollout in Washington and Oregon, we believe we are well positioned to emerge even stronger as we navigate through this pandemic.”

Fourth Quarter Highlights (at or for the period ended March 31, 2021)

•	Net income was $3.4 million, or $0.15 per diluted share.
•	Pre-tax, pre-provision for loan losses income (non-GAAP) was $4.4 million for the quarter compared to $5.2 million in the previous quarter and $5.1 million for the quarter ended March 31, 2020.
•	Total loan modifications decreased by $8.9 million, or 33%, during the quarter to $18.1 million at March 31, 2021.
•	Net interest margin (NIM) was 3.26%.
•	Riverview recorded no provision for loan losses during the quarter.
•	Total loans increased $11.8 million to $943.2 million at March 31, 2021. SBA PPP loans totaled $93.4 million.
•	517 PPP loans totaling $69.9 million (62%) have been forgiven by the SBA or repaid by the borrower.
•	Total deposits increased $109.1 million, or 8.8%, during the quarter to $1.35 billion.
•	Non-performing assets were 0.04% of total assets.
•	Total risk-based capital ratio was 17.35% and Tier 1 leverage ratio was 9.63%.
•	Paid a quarterly cash dividend of $0.05 per share.
•	All branches remain open with specific COVID-19 guidelines in place to help protect employees and customers.

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

COVID-19 Operational Update:
•
Industry Exposure: Both Washington and Oregon have modified phased reopening plans in place for businesses. While the economic impact has been widespread, some industries are more acutely affected by the current business decline. Loans to these clients are generally secured by real estate and had strong financial performance heading into the current pandemic. Riverview’s loan portfolio exposure that is most affected by the COVID-19 pandemic was our hotel/motel portfolio. ($104.4 million, 11.1% of total loans, 56% weighted average LTV and 1.86x DSCR). Our hotel/motel loan portfolio is mainly concentrated in Northwest Oregon and Southwest Washington with a few hotel/motel loans on the Oregon Coast and in the Columbia River Gorge. The hotel/motel loan portfolio is made up of mainly flagged properties versus independent hotel and motels and are in the midscale and economy categories.

Riverview continues to diligently monitor the effects of the pandemic on its customers, by allocating staffing resources to conduct enhanced monitoring of the loan portfolio to identify at-risk borrowers. Riverview continues to remain in close contact with customers to work with them to develop longer term strategies to mitigate potential credit losses. At March 31, 2021, $10.2 million of hotel/motel loans were on deferral which represents 9.8% of the respective portfolio. There are payment plans in place with these impacted borrowers which will allow these loans to return to full payment status over the next several quarters.
•	Loan Accommodations:
o	Commercial Loans.
◾
Riverview has 5 commercial loan modifications totaling $18.1 million at March 31, 2021. This represents a 32% decrease from 8 commercial loans totaling $26.6 million at December 31, 2020, and an 89% decrease compared to the peak of 98 loans totaling $161.6 million at June 30, 2020. The five loans on deferral at March 31, 2021, are existing deferrals or had a previous deferral that was extended. Riverview had no new loan accommodation requests through the date of this press release.

◾
In general, borrowers that request a re-deferral on their loan are required to provide financial plans for returning to full principal and interest payments and post payment reserves or additional collateral in consideration of deferring payments.

◾
Loans under payment modifications had a weighted average LTV of 71% and a weighted average pre-COVID-19 DSCR of 1.63x. All of these loans are in senior position and have personal guarantees by the borrowers.

o	Consumer Loans.
◾	At March 31, 2021, there were no consumer loan modifications as all had resumed payments. At December 31, 2020, there were two consumer loan accommodations totaling $462,000.
o
Since all these loans were performing and current on payments prior to COVID-19, these loan modifications are not considered to be troubled debt restructurings pursuant to provisions contained within the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and the Consolidated Appropriations Act, 2021 (“CAA 2021”).

•
Loan Loss Reserve: “Due to an improvement in economic trends in our local markets, we recorded no provision for loan losses during the current quarter or during the preceding quarter. This compares to a $1.3 million provision for loan losses for the fourth quarter a year ago,” said Lycklama. “We feel that we are well positioned as we navigate through the pandemic, having built up a strong liquidity position and significant loan loss reserves of 2.39% of total loans, excluding SBA purchased and PPP loans (non-GAAP), at March 31, 2021.” For fiscal 2021, the total provision for loan losses was $6.3 million compared to $1.3 million for fiscal 2020. The allowance for loan losses was $19.2 million, or 2.03% of total loans at March 31, 2021.

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

•
Paycheck Protection Program (“PPP”) Loans: During Round 1, Riverview originated 790 PPP loans totaling approximately $112.9 million, net of deferred fees, from when the PPP began in April 2020 until it concluded in August 2020, with an average loan size of $147,000. The following table presents the breakdown and balance, net of deferred fees, of Round 1 PPP loans at March 31, 2021 (in thousands):

Range	Number of loans	Total

Up to $150,000	231	$10,695
$150,001 to $350,000	22	4,563
$350,001 to $2,000,000	17	10,694
Over $2,000,000	6	17,041
Total	276	$42,993
During the third fiscal quarter, Riverview began processing applications for loan forgiveness to the SBA. As of March 31, 2021, the Company had $69.9 million in loans either forgiven by the SBA or paid off from Round 1. During both the fourth fiscal quarter of fiscal 2021 and previous linked quarter, $1.5 million of interest and fee income was earned related to PPP loan forgiveness and normal amortization. At March 31, 2021, there was $598,000 in net unrecognized fees from PPP Round 1 that will be recognized in income in future quarters.
The CAA 2021 provided additional COVID-19 stimulus relief, including $284 billion allocated for an additional round of PPP lending, extending the program to March 31, 2021. Recently the program was extended until May 31, 2021. The program offered new PPP loans for companies that did not receive a PPP loan in 2020, and also second draw loans targeted at hard-hit businesses that had already spent their initial PPP proceeds.
In Round 2, Riverview originated 399 PPP loans totaling approximately $50.4 million, net of deferred fees, with an average loan size of $132,000. Unamortized PPP loan fees at March 31, 2021 totaled $2.1 million for Round 2. The following table presents the breakdown and balance, net of deferred fees, of Round 2 PPP loans at March 31, 2021 (in thousands):
Range	Number of loans	Total

Up to $150,000	309	$14,846
$150,001 to $350,000	62	13,607
$350,001 to $2,000,000	27	20,056
Over $2,000,000	1	1,942
Total	399	$50,451

Income Statement
Return on average assets was 0.93% in the fourth quarter of fiscal 2021 compared to 1.11% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) was 9.00% and 10.97%, respectively, compared to 10.56% and 12.92%, respectively, for the prior quarter.
Riverview’s net interest income for the quarter was $11.2 million compared to $11.5 million in the preceding quarter and $11.1 million in the fourth quarter of the prior year. While the low interest rate environment has impacted overall net interest income, the impact of lower loan yields was partially offset by decreasing deposit costs. In fiscal 2021, net interest income was $44.9 million compared to $45.7 million in fiscal 2020. Net interest income was boosted by interest and fee income on PPP loans of $1.5 million and $4.5 million for the three months and fiscal year ended March 31, 2021, respectively.
Fourth fiscal quarter net interest margin (“NIM”) was 3.26% compared to 3.40% in the prior quarter and 4.10% in the fourth quarter of fiscal 2020. The decrease in NIM was primarily due to the increase in on-balance sheet liquidity and lower interest rate environment. In fiscal 2021, the net interest margin was 3.41% compared to 4.26% in fiscal 2020.

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

The average overnight cash balances were $248.1 million during the quarter ended March 31, 2021 compared to $235.2 million in the preceding quarter and $40.1 million for the fourth fiscal quarter a year ago due to the growth in deposits. The increase in overnight cash balances resulted in a 68 basis point decrease in the NIM in the current quarter, a 71 basis point decrease in the prior quarter and a 10 basis point decrease in the same quarter a year ago.
During the fourth fiscal quarter, Riverview continued the deployment of excess cash into its investment portfolio. Investment securities totaled $255.9 million at March 31, 2021 compared to $186.6 million at December 31, 2020. During the quarter, the Company purchased $87.4 million in new securities with a weighted average yield of 1.36%. Investment purchases were comprised primarily of agency securities, MBS backed by government agencies and municipal securities.
Average securities balances for the quarters ended March 31, 2021, December 31, 2020 and March 31, 2020 were $204.8 million, $154.3 million and $151.2 million, respectively. Weighted average yields on securities balances for those same periods were 1.54%, 1.56% and 2.32%, respectively.
The accretion on purchased loans totaled $92,000 during the fourth quarter, compared to $58,000 during the preceding quarter and $65,000 in the same period a year ago, resulting in a two basis point increase in the NIM for the current period, the preceding quarter and the same period a year ago. Net fees on loan prepayments, which included purchased SBA loan premiums, decreased net interest income by $72,000 in the fourth fiscal quarter of 2021 which decreased the NIM by two basis points for the quarter. This compares to a $11,000 decrease and a $22,000 increase in net interest income related to net fees on loan prepayments that did not have an effect on NIM during the third fiscal quarter of 2021 or the fourth fiscal quarter a year ago. For the fourth fiscal quarter of 2021, SBA PPP loan interest and fees added 23 basis points to the NIM, due primarily to the recognition of PPP loan fees as a part of the loan forgiveness process. For the preceding quarter, PPP loan interest and fee income added 21 basis points to the NIM. This resulted in a core-NIM (non-GAAP) of 3.71% in the current quarter compared to 3.88% in the preceding quarter and 4.18% in the fourth fiscal quarter a year ago.
Average PPP loans were $90.3 million in the fourth quarter compared to $99.9 million in the preceding quarter. During the quarter, we recorded $229,000 in interest income on PPP loans and $1.3 million in loan fee amortization into income. For the quarter ended December 31, 2020, we recorded $252,000 in interest income on PPP loans and $1.3 million in loan fee amortization into income. Loan yields decreased five basis points during the quarter to 4.77% compared to 4.82% in the preceding quarter due to lower loan yields on new loan origination and existing loans repricing at lower rates along with new PPP loans. Loan yield excluding PPP loans was 4.56% for the quarter compared to 4.67% in the preceding quarter.
The cost of deposits decreased to 0.15% during the fourth quarter compared to 0.18% in the preceding quarter and 0.38% during the fourth quarter of fiscal 2020. The sequential decrease in deposit costs during the quarter reflects the continued low interest rate environment and are expected to decrease further as certificates of deposit reprice at maturity. As of March 31, 2021, the current CD offerings range from 10 bps – 40 bps.
Non-interest income was $2.8 million during the quarter, which was unchanged compared to the preceding quarter and was slightly lower when compared to $2.9 million in the fourth fiscal quarter of 2020. In fiscal 2021, non-interest income was $11.1 million compared to $12.4 million in fiscal 2020. Fees and service charges decreased compared to prior year due to the overall impact of the COVID-19 pandemic early in fiscal 2021. However, fees and service charges have stabilized in recent quarters as economic activity and consumer spending increased in our local markets as a result of Washington and Oregon’s phased reopening guidelines.
Asset management fees were $900,000 during the fourth fiscal quarter compared to $889,000 in the preceding quarter and $1.1 million in the fourth fiscal quarter a year ago. The decrease was primarily due to the impact from the decline in interest rates on fee generating products. Asset management fees continue to contribute meaningfully to total non-interest income. Riverview Trust Company’s assets under management was $1.3 billion at March 31, 2021 and December 31, 2020, and $1.2 billion at March 31, 2020.

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

For the fourth fiscal quarter of 2021, non-interest expense was $9.6 million compared to $9.1 million in the preceding quarter and $8.8 million in the fourth fiscal quarter a year ago. Salaries and employee benefits increased during the quarter to $6.3 million compared to $5.7 million in the preceding quarter and $5.5 million in the fourth fiscal quarter a year ago, with higher year-end incentive payments for employees contributing to a majority of the increase compared to the prior quarter. FDIC insurance premiums increased to $98,000 compared to no FDIC insurance premiums in the same quarter a year ago due to the Company utilizing its remaining FDIC assessment credits. Riverview expects its technology costs to remain elevated in the near term as it continues to invest in its digital channels as customer preference and adoption of these services has accelerated. For fiscal 2021, non-interest expense was $36.3 million, which was unchanged compared to fiscal 2020. Riverview will continue to focus on controlling its operating expenses and improving operating efficiencies.
The efficiency ratio was 68.6% for the fourth fiscal quarter compared to 63.5% in the preceding quarter and 63.3% in the fourth fiscal quarter a year ago. For fiscal 2021, the efficiency ratio was 64.7% compared to 62.4% in fiscal 2020. The year over year increase is due primarily to the impact of lower operating revenue due to the pandemic and low interest rate environment, as well as continued investments in upgrading our digital and technology platforms.
Riverview’s effective tax rate for the fiscal year 2021 was 22.2% compared to 23.5% for the fiscal year 2020. The lower effective tax rate was a result of lower taxable income which excluded our income from investments in bank-owned life insurance which is not subject to income tax.
Balance Sheet Review
Riverview’s total loans increased $11.8 million during the quarter to $943.2 million compared to $931.5 million in the preceding quarter and increased $31.7 million compared to $911.5 million a year ago. The increase in loan balances during the quarter was primarily driven by new SBA PPP loans originated during the fourth fiscal quarter of the year. SBA PPP loans balances, net of fees, totaled $93.4 million at March 31, 2021 compared to $80.8 million at December 31, 2020. Organic loan growth continues to be impacted by strong competition for high-quality loans in our markets. The decrease in real estate one-to-four family loans was due to the strategic decision in prior year to broker all new loan originations to third-party mortgage companies.
The Company’s loan pipeline was $25.1 million at March 31, 2021 compared to $49.4 million at the end of the prior quarter. The loan pipeline decreased compared to the preceding quarter as several loans in the prior quarter’s pipeline were funded during the quarter in addition to our focus on the most recent round of PPP loans. We anticipate an increase in our loan pipeline as activity in our market area continues to improve.
Undisbursed construction loans totaled $14.0 million at March 31, 2021 compared to $9.9 million in the preceding quarter, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Revolving commercial business loan commitments totaled $69.7 million at March 31, 2021 compared to $71.5 million three months earlier. Utilization on these loans totaled 11.0% at March 31, 2021 compared to 12.0% at December 31, 2020. The weighted average rate on loan originations during the quarter was 3.90% compared to 3.68% in the preceding quarter and 4.16% in the fourth quarter a year ago.
Deposits increased $109.1 million, or 8.8%, to $1.35 billion at March 31, 2021 compared to $1.24 billion in the preceding quarter and increased $355.6 million, or 35.9%, compared to $990.4 million a year earlier. A second round of PPP loan funds deposited into customer accounts, as well as two additional federal stimulus payments contributed to strong quarterly deposit growth. Non-interest bearing checking accounts increased $164.1 million, or 60.5% year-over-year, to $435.1 million at March 31, 2021. Checking accounts, as a percentage of total deposits, increased to 51.5% at March 31, 2021 from 46.3% a year earlier.

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

Shareholders’ equity was $151.6 million at March 31, 2021 compared to $151.9 million three months earlier and $148.8 million a year earlier. Tangible book value per share (non-GAAP) was $5.54 at March 31, 2021 compared to $5.56 at December 31, 2020 and $5.37 at March 31, 2020. Riverview paid a quarterly cash dividend of $0.05 per share on April 21, 2021, consistent with the past six quarters.
Credit Quality
Non-performing loans were $571,000, or 0.06% of total loans, at March 31, 2021 compared to $393,000, or 0.04% of total loans, three months earlier and decreased compared to $1.4 million, or 0.15% of total loans, at March 31, 2020. The improvement in total non-performing loans year-over-year reflects one non-performing loan payoff during the prior quarter. Riverview recorded net loan charge-offs during the quarter of $14,000. This compared to net loan recoveries during the prior quarter of $326,000 that resulted from the resolution of the above mentioned non-performing loan. Net loan charge offs were $60,000 in the fourth fiscal quarter a year ago.
Classified assets were $7.7 million at March 31, 2021 compared to $4.0 million at December 31, 2020 and $1.6 million at March 31, 2020. The classified asset to total capital ratio was 4.8% at March 31, 2021 compared to 2.5% three months earlier and 1.1% a year earlier.
Criticized assets decreased to $42.5 million at March 31, 2021 compared to $46.5 million at December 31, 2020. This balance reflects risk rating changes primarily associated with loans that were granted COVID-19 loan modifications. In general, borrowers whose loans were paying as agreed prior to COVID-19, remain well-secured and have provided acceptable plans for returning to full payment status were downgraded to a pass/watch rating. Modifications that extended beyond six months and beyond March 31, 2021 were generally downgraded to a special mention/criticized rating unless other mitigating considerations exist that lowered the bank’s credit risk. Borrowers who could not provide a plan or whose business was closed with no plan for re-opening in a reasonable timeframe, were moved to a substandard/classified rating. In addition, the risk rating was also downgraded for certain borrowers who were not granted COVID-19 loan modifications, but who have still been impacted negatively by the COVID-19 pandemic.
At March 31, 2021, the allowance for loan losses was $19.2 million which was unchanged compared to the preceding quarter, and a significant increase compared to $12.6 million one year earlier. The allowance for loan losses represented 2.03% of total loans at March 31, 2021 compared to 2.06% in the preceding quarter and 1.38% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA PPP loans) (non-GAAP), was 2.39% at March 31, 2021 compared to 2.41% at December 31, 2020. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $722,000 at March 31, 2021 compared to $813,000 three months earlier.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 17.35% and a Tier 1 leverage ratio of 9.63% at March 31, 2021. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.14% at March 31, 2021.
Charter Conversion
Effective April 28, 2021, Riverview Community Bank converted from a federal savings bank to a Washington chartered commercial bank. As a result of that charter conversion Riverview Bancorp, Inc. applied and received approval from the Federal Reserve and converted from a savings and loan holding company to a bank holding company on April 28, 2021.

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

Branch Consolidation
Riverview continues to actively review its branch network for efficiencies due to customers’ increased usage of online and mobile banking technologies. In January 2021, Riverview consolidated one branch in the Heights neighborhood of Vancouver and announced the consolidation of its branch in the Montavilla neighborhood of Portland which is scheduled to be completed in May 2021. In September 2020, Riverview also consolidated two of its branches in Clark County, Washington and simultaneously opened a new branch in the Cascade Park neighborhood of Vancouver. Riverview plans to open a new location in Ridgefield, Washington, one of the fastest growing cities in Clark County, during the fall of 2021.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020

Shareholders' equity (GAAP)	$151,594	$151,874	$148,843
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(619)	(654)	(759)
Tangible shareholders' equity (non-GAAP)	$123,899	$124,144	$121,008

Total assets (GAAP)	$1,549,158	$1,436,184	$1,180,808
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(619)	(654)	(759)
Tangible assets (non-GAAP)	$1,521,463	$1,408,454	$1,152,973

Shareholders' equity to total assets (GAAP)	9.79%	10.57%	12.61%

Tangible common equity to tangible assets (non-GAAP)	8.14%	8.81%	10.50%

Shares outstanding	22,351,235	22,345,235	22,544,285

Book value per share (GAAP)	6.78	6.80	6.60

Tangible book value per share (non-GAAP)	5.54	5.56	5.37

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

Pre-tax, pre-provision income
	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021	March 31, 2020

Net income (GAAP)	$3,414	$4,035	$2,894	$10,472	$15,748
Include: Provision for income taxes	992	1,199	980	2,981	4,830
Include: Provision for loan losses	-	-	1,250	6,300	1,250
Pre-tax, pre-provision income (non-GAAP)	$4,406	$5,234	$5,124	$19,753	$21,828

Net interest margin reconciliation to core net interest margin
	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021	March 31, 2020

Net interest income (GAAP)	$11,196	$11,529	$11,050	$44,917	$45,731
Tax equivalent adjustment	16	14	5	41	37
Net fees on loan prepayments	72	11	(22)	212	(377)
Accretion on purchased MBank loans	(92)	(58)	(65)	(344)	(470)
SBA PPP loans interest income and fees	(1,494)	(1,539)	-	(4,459)	-
Income on excess FRB liquidity	(56)	(61)	(123)	(185)	(260)
Adjusted net interest income (non-GAAP)	$9,642	$9,896	$10,845	$40,182	$44,661

	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021	March 31, 2020

Average balance of interest-earning assets (GAAP)	$1,393,153	$1,346,324	$1,083,493	$1,320,109	$1,075,297
SBA PPP loans (average)	(90,268)	(99,851)	-	(96,441)	-
Excess FRB liquidity (average)	(248,100)	(235,163)	(40,072)	(195,635)	(27,172)
Average balance of interest-earning assets excluding
SBA PPP loans and excess FRB liquidity (non-GAAP)	$1,054,785	$1,011,310	$1,043,421	$1,028,033	$1,048,125

	Three Months Ended			Twelve Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021	March 31, 2020

Net interest margin (GAAP)	3.26%	3.40%	4.10%	3.41%	4.26%
Net fees on loan prepayments	0.02	0.00	0.00	0.01	(0.04)
Accretion on purchased MBank loans	(0.02)	(0.02)	(0.02)	(0.03)	(0.05)
SBA PPP loans	(0.23)	(0.21)	0.00	(0.09)	0.00
Excess FRB liquidity	0.68	0.71	0.10	0.61	0.09
Core net interest margin (non-GAAP)	3.71%	3.88%	4.18%	3.91%	4.26%

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020

Allowance for loan losses	$19,178	$19,192	$12,624

Loans receivable (GAAP)	$943,235	$931,468	$911,509
Exclude: SBA purchased loans	(47,379)	(53,743)	(74,797)
Exclude: SBA PPP loans	(93,444)	(80,785)	-
Loans receivable excluding SBA purchased and PPP loans (non-GAAP)	$802,412	$796,940	$836,712

Allowance for loan losses to loans receivable (GAAP)	2.03%	2.06%	1.38%

Allowance for loan losses to loans receivable excluding SBA purchased and PPP loans (non-GAAP)	2.39%	2.41%	1.51%

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.55 billion at March 31, 2021, it is the parent company of the 97-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 14 in the Portland-Vancouver area, and 3 lending centers. For the past 7 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2021	December 31, 2020	March 31, 2020
ASSETS

Cash (including interest-earning accounts of $254,205, $220,597,	$265,408	$235,834	$41,968
and $27,866)
Certificate of deposits held for investment	249	249	249
Loans held for sale	-	-	275
Investment securities:
Available for sale, at estimated fair value	216,304	153,219	148,291
Held to maturity, at amortized cost	39,574	33,425	28
Loans receivable (net of allowance for loan losses of $19,178,
$19,192 and $12,624)	924,057	912,276	898,885
Prepaid expenses and other assets	13,189	13,365	7,452
Accrued interest receivable	5,236	5,283	3,704
Federal Home Loan Bank stock, at cost	1,722	1,420	1,420
Premises and equipment, net	17,824	17,909	15,570
Financing lease right-of-use assets	1,432	1,451	1,508
Deferred income taxes, net	5,419	3,141	3,277
Mortgage servicing rights, net	81	102	191
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	619	654	759
Bank owned life insurance	30,968	30,780	30,155

TOTAL ASSETS	$1,549,158	$1,436,184	$1,180,808

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,346,060	$1,236,933	$990,448
Accrued expenses and other liabilities	21,906	18,155	11,783
Advance payments by borrowers for taxes and insurance	521	156	703
Junior subordinated debentures	26,748	26,726	26,662
Capital lease obligations	2,329	2,340	2,369
Total liabilities	1,397,564	1,284,310	1,031,965

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2021 - 22,351,235 issued and outstanding;
December 31, 2020 - 22,345,235 issued and outstanding;	223	223	225
March 31, 2020 – 22,748,385 issued and 22,544,285 outstanding;
Additional paid-in capital	63,650	63,539	64,649
Retained earnings	87,881	85,584	81,870
Accumulated other comprehensive income (loss)	(160)	2,528	2,099
Total shareholders’ equity	151,594	151,874	148,843

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,549,158	$1,436,184	$1,180,808

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2021	Dec. 31, 2020	March 31, 2020	March 31, 2021	March 31, 2020
INTEREST INCOME:
Interest and fees on loans receivable	$11,023	$11,601	$11,259	$45,498	$46,405
Interest on investment securities - taxable	713	549	851	2,422	3,440
Interest on investment securities - nontaxable	50	44	17	129	117
Other interest and dividends	79	98	164	295	533
Total interest and dividend income	11,865	12,292	12,291	48,344	50,495

INTEREST EXPENSE:
Interest on deposits	473	556	937	2,544	2,890
Interest on borrowings	196	207	304	883	1,874
Total interest expense	669	763	1,241	3,427	4,764
Net interest income	11,196	11,529	11,050	44,917	45,731
Provision for loan losses	-	-	1,250	6,300	1,250

Net interest income after provision for loan losses	11,196	11,529	9,800	38,617	44,481

NON-INTEREST INCOME:
Fees and service charges	1,667	1,654	1,491	6,382	6,541
Asset management fees	900	889	1,039	3,646	4,408
Net gain on sale of loans held for sale	-	-	42	28	252
Bank owned life insurance	188	193	279	813	864
Other, net	81	76	41	221	295
Total non-interest income, net	2,836	2,812	2,892	11,090	12,360

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,301	5,698	5,452	22,570	22,805
Occupancy and depreciation	1,439	1,434	1,518	5,780	5,576
Data processing	666	638	643	2,662	2,629
Amortization of core deposit intangible	35	35	40	140	161
Advertising and marketing	83	144	167	466	856
FDIC insurance premium	98	89	-	319	81
State and local taxes	196	190	180	794	675
Telecommunications	50	74	81	295	327
Professional fees	269	321	264	1,231	1,120
Other	489	484	473	1,997	2,033
Total non-interest expense	9,626	9,107	8,818	36,254	36,263

INCOME BEFORE INCOME TAXES	4,406	5,234	3,874	13,453	20,578
PROVISION FOR INCOME TAXES	992	1,199	980	2,981	4,830
NET INCOME	$3,414	$4,035	$2,894	$10,472	$15,748

Earnings per common share:
Basic	$0.15	$0.18	$0.13	$0.47	$0.69
Diluted	$0.15	$0.18	$0.13	$0.47	$0.69
Weighted average number of common shares outstanding:
Basic	22,346,368	22,320,699	22,725,204	22,296,195	22,707,624
Diluted	22,361,730	22,337,644	22,751,272	22,312,831	22,744,045

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2021	Dec. 31, 2020	March 31, 2020	March 31, 2021	March 31, 2020
AVERAGE BALANCES
Average interest–earning assets	$1,393,153	$1,346,324	$1,083,493	$1,320,109	$1,075,297
Average interest-bearing liabilities	906,124	878,526	740,437	861,820	726,092
Net average earning assets	487,029	467,798	343,056	458,289	349,205
Average loans	938,162	955,183	892,715	966,070	884,498
Average deposits	1,289,259	1,236,601	984,983	1,205,302	961,267
Average equity	153,896	151,636	149,721	151,650	143,652
Average tangible equity (non-GAAP)	126,180	123,886	121,862	123,881	115,733

ASSET QUALITY	March 31, 2021	Dec. 31, 2020	March 31, 2020

Non-performing loans	$571	$393	$1,395
Non-performing loans to total loans	0.06%	0.04%	0.15%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$571	$393	$1,395
Non-performing assets to total assets	0.04%	0.03%	0.12%
Net loan charge-offs (recoveries) in the quarter	$14	$(326)	$60
Net charge-offs (recoveries) in the quarter/average net loans	0.01%	(0.14)%	0.03%

Allowance for loan losses	$19,178	$19,192	$12,624
Average interest-earning assets to average
interest-bearing liabilities	153.75%	153.25%	146.33%
Allowance for loan losses to
non-performing loans	3358.67%	4883.46%	904.95%
Allowance for loan losses to total loans	2.03%	2.06%	1.38%
Shareholders’ equity to assets	9.79%	10.57%	12.61%

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.35%	17.58%	17.01%
Tier 1 capital (to risk weighted assets)	16.09%	16.32%	15.76%
Common equity tier 1 (to risk weighted assets)	16.09%	16.32%	15.76%
Tier 1 capital (to average tangible assets)	9.63%	9.80%	11.79%
Tangible common equity (to average tangible assets) (non-GAAP)	8.14%	8.81%	10.50%

DEPOSIT MIX	March 31, 2021	Dec. 31, 2020	March 31, 2020

Interest checking	$258,014	$237,051	$187,798
Regular savings	291,769	267,901	226,880
Money market deposit accounts	240,554	211,129	169,798
Non-interest checking	435,098	393,023	271,031
Certificates of deposit	120,625	127,829	134,941
Total deposits	$1,346,060	$1,236,933	$990,448

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
March 31, 2021	(Dollars in thousands)
Commercial business	$171,701	$-	$-	$171,701
SBA PPP	93,444	-	-	93,444
Commercial construction	-	-	9,810	9,810
Office buildings	-	135,526	-	135,526
Warehouse/industrial	-	87,880	-	87,880
Retail/shopping centers/strip malls	-	85,414	-	85,414
Assisted living facilities	-	854	-	854
Single purpose facilities	-	233,793	-	233,793
Land	-	14,040	-	14,040
Multi-family	-	45,014	-	45,014
One-to-four family construction	-	-	7,180	7,180
Total	$265,145	$602,521	$16,990	$884,656

March 31, 2020
Commercial business	$179,029	$-	$-	$179,029
Commercial construction	-	-	52,608	52,608
Office buildings	-	113,433	-	113,433
Warehouse/industrial	-	91,764	-	91,764
Retail/shopping centers/strip malls	-	76,802	-	76,802
Assisted living facilities	-	1,033	-	1,033
Single purpose facilities	-	224,839	-	224,839
Land	-	14,026	-	14,026
Multi-family	-	58,374	-	58,374
One-to-four family construction	-	-	12,235	12,235
Total	$179,029	$580,271	$64,843	$824,143

LOAN MIX	March 31, 2021	Dec. 31, 2020	March 31, 2020
Commercial and construction
Commercial business	$265,145	$252,687	$179,029
Other real estate mortgage	602,521	595,709	580,271
Real estate construction	16,990	16,922	64,843
Total commercial and construction	884,656	865,318	824,143
Consumer
Real estate one-to-four family	56,405	63,621	83,150
Other installment	2,174	2,529	4,216
Total consumer	58,579	66,150	87,366

Total loans	943,235	931,468	911,509

Less:
Allowance for loan losses	19,178	19,192	12,624
Loans receivable, net	$924,057	$912,276	$898,885

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

DETAIL OF NON-PERFORMING ASSETS

	Southwest
	Washington	Other	Total
March 31, 2021

Commercial business	$182	$175	$357
Commercial real estate	144	-	144
Consumer	63	7	70

Total non-performing assets	$389	$182	$571

DETAIL OF LOAN MODIFICATIONS

	Number of Loan Deferrals
	12/31/2020	Ended	New	Re-deferral	3/31/2021	Change

Hotel / Motel	5	(2)	-	-	3	(40.0)%
Retail strip centers	3	(2)	-	-	1	(66.7)%
Other - Commercial	-	-	-	1	1	100.0%
Total Commercial	8	(4)	-	1	5	(37.5)%

Consumer	2	(2)	-	-	-	(100.0)%

Total	10	(6)	-	1	5	(50.0)%

	Loan Deferrals
	12/31/2020	Ended	New	Re-deferral	3/31/2021	Change
	(dollars in thousands)

Hotel / Motel	$19,768	$(9,548)	$-	$-	$10,220	(48.3)%
Retail strip centers	6,793	(6,230)	-	-	563	(91.7)%
Other - Commercial	-	-	-	7,302	7,302	100.0%
Total Commercial	26,561	(15,778)	-	7,302	18,085	(31.9)%

Consumer	462	(462)	-	-	-	(100.0)%

Total	$27,023	$(16,240)	$-	$7,302	$18,085	(33.1)%

RVSB Reports Fourth Quarter Fiscal 2021 Results
April 29, 2021

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2021	Dec. 31, 2020	March 31, 2020	March 31, 2021	March 31, 2020

Efficiency ratio (4)	68.60%	63.50%	63.25%	64.73%	62.42%
Coverage ratio (6)	116.31%	126.59%	125.31%	123.90%	126.11%
Return on average assets (1)	0.93%	1.11%	0.99%	0.74%	1.35%
Return on average equity (1)	9.00%	10.56%	7.77%	6.91%	10.96%
Return on average tangible equity (1) (non-GAAP)	10.97%	12.92%	9.55%	8.45%	13.61%

NET INTEREST SPREAD
Yield on loans	4.77%	4.82%	5.07%	4.71%	5.25%
Yield on investment securities	1.54%	1.56%	2.32%	1.65%	2.19%
Total yield on interest-earning assets	3.46%	3.63%	4.56%	3.67%	4.70%

Cost of interest-bearing deposits	0.22%	0.26%	0.53%	0.31%	0.43%
Cost of FHLB advances and other borrowings	2.73%	2.17%	4.21%	2.00%	3.78%
Total cost of interest-bearing liabilities	0.30%	0.34%	0.67%	0.40%	0.66%

Spread (7)	3.16%	3.29%	3.89%	3.27%	4.04%
Net interest margin	3.26%	3.40%	4.10%	3.41%	4.26%

PER SHARE DATA
Basic earnings per share (2)	$0.15	$0.18	$0.13	$0.47	$0.69
Diluted earnings per share (3)	0.15	0.18	0.13	0.47	0.69
Book value per share (5)	6.78	6.80	6.60	6.78	6.60
Tangible book value per share (5) (non-GAAP)	5.54	5.56	5.37	5.54	5.37
Market price per share:
High for the period	$7.58	$5.72	$8.20	$7.58	$8.55
Low for the period	5.12	4.21	4.47	3.82	4.47
Close for period end	6.93	5.26	5.01	6.93	5.01
Cash dividends declared per share	0.0500	0.0500	0.0500	0.2000	0.1900

Average number of shares outstanding:
Basic (2)	22,346,368	22,320,699	22,725,204	22,296,195	22,707,624
Diluted (3)	22,361,730	22,337,644	22,751,272	22,312,831	22,744,045

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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